UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 27, 2012

HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	1-14041	04-2882273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Wood Road	02184
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  781-848-7100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers
Non-Qualified Deferred Compensation Plan
On July 27, 2012, the Board of Directors of Haemonetics Corporation (the “Company”) adopted the Haemonetics Corporation Non-Qualified Deferred Compensation Plan (the “Plan”). The Plan is a nonqualified deferred compensation plan intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The Plan is effective July 27, 2012 and provides an opportunity for eligible employees and directors of the Company to save for retirement on a tax-deferred basis. Pursuant to the Plan, eligible executives, including the Company's named executive officers and other highly compensated or management level employees, and members of the Board of Directors, are provided the opportunity to defer payment of certain base salary, bonus, commissions, director's fees, restricted stock units, and long-term cash awards, and, if authorized in the future by the Board, receive certain employer contributions, in accordance with the terms and provisions set forth in the Plan.
The amount of compensation to be deferred by each participant is determined in accordance with the Plan based on elections by each participant. The Company, in its complete and sole discretion, will determine the amount, if any, of the Company contributions to be made to each participant. Such contributions may be made as a matching contribution, profit-sharing contribution or in any other manner as the Company may determine from time to time. At this time, no Company contributions are being contemplated by the Board.
Participants will be vested at all times in amounts deferred and any Company contributions will vest based upon a vesting schedule determined by the Committee, which administers the Plan. Amounts will be credited with investment returns based on deemed investment vehicles selected by the participant from a menu of deemed investment vehicles determined by the Committee from time to time. Each payment obligation for distribution of the deferred compensation is payable in cash or in stock in the case of deferred restricted stock units. Unless the Committee determines otherwise in writing, payments are made on a date or dates selected by each participant at the time of enrollment, subject to change in specified circumstances.
The Company may amend or terminate the Plan at any time, provided that no such action shall reduce a participant's account balances.
Change in Chief Executive Officer's Compensation
On July 27, 2012, the Board of Directors increased the base salary and target bonus of the Company's Chief Executive Officer, Brian Concannon. Mr. Concannon's base salary was increased from $550,000 per year to $580,000 per year. In addition, Mr. Concannon is now eligible for a target annual bonus opportunity equal to 100% of his base salary, up from 75% of base salary in the prior year.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
On July 27, 2012, the Company's stockholders approved an amendment to the Haemonetics Corporation By-laws which increased the maximum size of the Board of Directors from nine to twelve directors. The restated By-laws are attached as an exhibit to this 8-K.

Item 5.07 Submission of Matters to a Vote of Security Holders

Haemonetics Corporation's Annual Meeting of Stockholders was held on July 27, 2012. At the Meeting:
1) The amendment to Haemonetics Corporation's By-laws to allow a maximum of 12 members of the Board of Directors was approved;
2) Paul Black, Ronald Gelbman, Richard Meelia and Ellen Zane were elected to serve as directors of Haemonetics Corporation;
3) Advisory vote regarding the compensation of our named executive officers was approved;
4) The selection of Ernst & Young LLP to serve as the independent registered public accounting firm of Haemonetics Corporation for fiscal year 2013 was ratified.

Below are the number of votes cast for or against, the number of abstentions, and the number of broker non-votes:

Amendment to By-laws:

Votes For	Votes Against	Abstain	Broker Non-Vote
24,030,998	86,114	2,774	2,310

Election of Directors:

Director	Votes For	Withheld	Broker Non-Votes
Paul Black	23,128,464	149,158	844,574
Ronald Gelbman	22,957,800	319,822	844,574
Richard Meelia	23,134,005	143,617	844,574
Ellen Zane	23,079,184	198,438	844,574

Executive Compensation:

Votes For	Votes Against	Abstain	Broker Non-Vote
22,987,246	262,736	27,640	844,574

Ratification of Auditors:

Votes For	Votes Against	Abstain	Broker Non-Vote
23,954,133	166,374	1,689

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION
(Registrant)

Date: August 2, 2012	By:	/s/ Christopher Lindop
Christopher Lindop, Vice President
and Chief Financial Officer